EXHIBIT 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Annual Results
Richmond, VA • May 22, 2019 / PRNEWSWIRE
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported net income for the fiscal year ended March 31, 2019, of $104.1 million, or $4.11 per diluted share, compared with $105.7 million, or $4.14 per diluted share, for the prior fiscal year. Those results included certain non-recurring items, detailed in Other Items below, which decreased diluted earnings per share by $0.34 and increased diluted earnings per share by $0.18 for the fiscal years ended March 31, 2019 and March 31, 2018, respectively. Excluding those non-recurring items, net income and earnings per share increased by $11.7 million and $0.49, respectively, for fiscal year 2019 compared to fiscal year 2018. Operating income of $161.2 million for the fiscal year ended March 31, 2019, which included restructuring and impairment charges of $20.3 million detailed in Other Items below, decreased by $9.7 million, compared to operating income of $170.8 million for the fiscal year ended March 31, 2018. Segment operating income was $186.8 million for the fiscal year ended March 31, 2019, an increase of $6.8 million, compared to segment operating income of $180.0 million for the fiscal year ended March 31, 2018. Results reflected earnings improvements in the Other Regions and Other Tobacco Operations segments and flat results for the North America segment for fiscal year 2019. Consolidated revenues increased by $193.2 million to $2.2 billion for the fiscal year 2019, compared to the prior fiscal year, primarily due to higher sales and processing volumes.

Net income for the fourth fiscal quarter ended March 31, 2019, was $31.4 million, or $1.24 per diluted share, compared with net income of $30.5 million, or $1.20 per diluted share, for the quarter ended March 31, 2018. Those results included certain non-recurring items, detailed in Other Items below, which decreased diluted earnings per share by $0.02 and $0.24 for the quarters ended March 31, 2019 and March 31, 2018, respectively. Excluding those non-recurring items, net income and earnings per share decreased by $4.5 million and $0.18, respectively, for the fourth fiscal quarter of 2019 compared to the same quarter in the prior

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Universal Corporation

year. Operating income for the quarter ended March 31, 2019, increased by $0.6 million to $60.7 million from $60.1 million for the quarter ended March 31, 2018. Segment operating income was $61.5 million for the quarter ended March 31, 2019, a decrease of $1.1 million, compared to segment operating income of $62.6 million for the quarter ended March 31, 2018. For the fourth quarter of fiscal year 2019, consolidated revenues increased by $64.2 million to $671.7 million, compared to $607.5 million for the three months ended March 31, 2018, on higher sales volumes, partially offset by lower sales prices and a less favorable product mix.

Mr. Freeman stated, “Fiscal year 2019 was another strong year for Universal. We increased our tobacco volumes handled, earned additional business with our customers by expanding the services we provide, and have continued to improve our market share. Net income for fiscal year 2019, excluding non-recurring items, was up 12% over fiscal year 2018.

“During fiscal year 2019, we benefitted from the recovery of African burley production, strong carryover volumes in the first half of the year, and robust demand for wrapper tobacco. Our revenues were up about 10% on those higher volumes, compared to fiscal year 2018. Our gross margin percentage remained flat, even though our product mix was less favorable as we handled a higher percentage of by-products this year. In addition, results in our North America segment were negatively impacted by weather damage to tobacco crops in the United States, which reduced yields and third party processing volumes.

“We are deeply saddened by the loss of life and the devastating damage in Mozambique, Malawi, and Zimbabwe caused by the recent cyclones and are supporting humanitarian aid and recovery efforts in the region. We were fortunate to sustain minimal impact on our employees, facilities, crops, and stored tobacco awaiting shipment at Beira, Mozambique. Although there was infrastructure damage from the cyclones in Mozambique, production, transportation and port activities are returning to normal in the areas in which we operate. At this time, we are not expecting a material effect from the cyclones on upcoming crop sizes or shipment timing.

“We remain committed to maintaining our position as the leading global leaf supplier and believe that opportunities exist to expand our business to help mitigate the impact of consumption declines. In fiscal year 2019, we increased leaf purchasing, processing, and grower support services we provide in the Philippines through a new leaf supply arrangement with one of our major customers, who had previously purchased and processed its own tobacco there. This arrangement not only increases our business footprint in that origin, but we believe strengthens and improves the efficiency of the supply chain there by providing procurement synergies and economies of scale.

“In keeping with our capital allocation strategy announced last year, we continue to explore growth opportunities outside of leaf tobacco in adjacent industries and markets that we believe will utilize our assets and capabilities and deliver value to our shareholders. During the past year, we hired a dedicated business development officer, developed an investment pipeline, and have been actively engaged in assessing numerous private and public targeted opportunities in a variety of agribusiness arenas around the world. Our approach remains the same, and we are progressing in a thoughtful and prudent manner to ensure that we make investments that are financially sound, fit well with our organization, and will deliver value to our shareholders.

“As we move into fiscal year 2020, we are forecasting larger flue-cured and burley tobacco global crop production than those grown in our fiscal year 2019, and believe that both flue-cured and burley tobacco may be in slight oversupply positions compared with anticipated market demand. It is still early in the fiscal

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Universal Corporation

year 2020 crop cycle, but we are expecting lower carryover crop volumes and reduced North American volumes.

“We have entered fiscal year 2020 with a strong balance sheet in part from the cash flow generated in fiscal year 2019. We are well positioned financially to fund upcoming working capital needs and to take advantage of investment opportunities. We also remain committed to our industry leadership and continuing to deliver value to our shareholders as evidenced by the announcement of our 49th annual dividend increase today.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:
Operating income for the Other Regions segment increased by $4.8 million to $151.5 million for the fiscal year ended March 31, 2019, compared with fiscal year 2018, on stronger sales and processing volumes partially offset by higher selling, general and administrative costs. In fiscal year 2019, volumes increased in Africa, mainly from higher burley production volumes and carryover crop sales. In South America, volumes also increased, but the product mix was less favorable. Results for Asia reflected lower sales and trading volumes for fiscal year 2019, while Europe saw improvements in processing volumes. Selling, general, and administrative costs were higher for fiscal year 2019 compared to fiscal year 2018, primarily from negative foreign currency remeasurement and exchange variances, higher compensation and incentive accruals, and higher customer claim costs, partially offset by higher net recoveries on advances to suppliers. Revenues for the Other Regions segment of $1.6 billion for fiscal year 2019, were up $87.6 million compared to fiscal year 2018, on higher volumes and processing revenues, offset in part by lower sales prices and a less favorable product mix.

In the quarter ended March 31, 2019, operating income for the Other Regions increased by $6.2 million to $54.7 million, compared with the quarter ended March 31, 2018, on higher sales volumes offset in part by a less favorable product mix and higher selling, general and administrative costs. Sales volumes were higher in both Africa and South America in the quarter ended March 31, 2019, compared to the quarter ended March 31, 2018, but the product mix was less favorable. In the quarter ended March 31, 2019, sales volumes in Asia were lower, compared to the same quarter in the prior year, in part due to shipment timing. Selling, general, and administrative costs were higher for the quarter ended March 31, 2019, compared to the quarter ended March 31, 2018, on higher customer claim valuations and provisions on farmer advances partially offset by positive foreign currency remeasurement and exchange variances and lower sales commission expenses.
NORTH AMERICA:
Operating income for the North America segment of $23.1 million for the year was flat and $2.7 million for the quarter ended March 31, 2019, was down by $6.6 million, compared to the same periods for the prior fiscal year. Results for fiscal year 2019 reflected higher carryover crop sales volumes on shipments delayed from the fourth quarter of fiscal 2018 due to reduced transportation availability in the United States, offset by lower U.S. current crop sales and processing volumes largely due to weather-affected crops. Results for both the fiscal year and quarter ended March 31, 2019, included higher shipment volumes from Guatemala and Mexico, compared to the same periods in fiscal year 2018. In the United States, benefits from increased shipment volumes during the quarter ended March 31, 2019, compared to the same quarter in the prior year, were more than offset by reduced margins due to lower crop yields and processing volumes as a result of adverse weather during the growing season. Selling, general, and administrative costs for the North America segment for the fiscal year and quarter ended March 31, 2019, were modestly lower and declined as a percentage of sales, compared to the same periods in the prior fiscal year. Revenues for this segment increased

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Universal Corporation

by $73.9 million to $382.6 million and by $24.0 million to $121.3 million for the fiscal year and quarter ended March 31, 2019, respectively, compared to the same periods in the prior fiscal year, on the higher sales volumes, partly offset by lower processing revenues.

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment operating income increased by $2.1 million to $12.2 million for the fiscal year and decreased by $0.7 million to $4.1 million for the quarter ended March 31, 2019, compared with the same periods for the prior fiscal year. In both periods, results for the dark tobacco operations reflected higher sales of wrapper tobacco and stronger processing and other revenues for fiscal year 2019, compared to fiscal year 2018. Those improvements were partly offset by declines in the oriental joint venture. Lower sales volumes in the fiscal year and fourth fiscal quarter and the absence of gain on the sale of idle assets in the prior fiscal year, compared to fiscal year 2018, for the oriental joint venture were offset in part by favorable currency remeasurement variances. Selling, general, and administrative costs for the segment were up for both the fiscal year and quarter ended March 31, 2019, compared with the same periods in the prior fiscal year, as higher value-added tax charges in the fiscal year and higher compensation and incentive accruals in both periods were only partly offset by favorable currency remeasurement comparisons. Revenues for the segment increased by $31.7 million to $274.8 million and by $1.9 million to $69.9 million for the fiscal year and quarter ended March 31, 2019, respectively, compared to the same periods in the prior fiscal year, largely as a result of the higher wrapper tobacco sales volumes and increased processing and other revenues, partly offset by lower oriental tobacco volumes shipped into the United States.

OTHER ITEMS:
Cost of goods sold increased by 10% to $1.8 billion for the fiscal year and by 12% to $0.6 billion for the quarter ended March 31, 2019, both compared with the same periods in the prior fiscal year, and consistent with similar percentage changes in revenues. Selling, general, and administrative costs for fiscal year 2019, increased by $24.0 million to $225.1 million, mainly driven by higher compensation and incentive accruals, higher customer claims and allowance costs, negative foreign currency remeasurement and exchange variances, and higher value-added tax charges, partly offset by higher net recoveries on advances to suppliers, compared with fiscal year 2018. Selling, general, and administrative costs were up $1.5 million for the three months ended March 31, 2019, compared to the same period in the prior year. In both periods, selling, general, and administrative costs were flat as a percentage of sales, compared to the prior fiscal year periods.

For the fiscal year and quarter ended March 31, 2019, the Company’s consolidated effective income tax rate on pretax earnings was 27% and 41%, respectively. Income tax expense for fiscal year 2019 included a $7.8 million ($0.30 per diluted share) benefit from reversing a portion of a liability previously recorded for dividend withholding taxes on the cumulative retained earnings of a foreign subsidiary. Without the dividend withholding tax reversal, the consolidated effective income tax rate for the year would have been 33%. The effective tax rates included the benefit of various tax planning opportunities, as well as the effects of exchange rate changes on local earnings and taxes of foreign subsidiaries. For the fiscal year and quarter ended March 31, 2018, the Company’s consolidated effective income tax rates were 30% and 42%, respectively. Income tax expense for those periods included one-time adjustments amounting to a reduction of $4.5 million ($0.18 per diluted share) and an increase of $6.0 million ($0.24 per diluted share) for the fiscal year and quarter ended March 31, 2018, respectively, from the enactment of major changes to U.S. corporate income tax law in December 2017. Excluding those items, the effective tax rates for the fiscal year and quarter ended March 31, 2018, would have been 33% and 36%, respectively.

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Universal Corporation

Results for the fiscal year and quarter ended March 31, 2019, included restructuring and impairment charges of $20.3 million ($0.64 per diluted share) and $0.9 million ($0.02 per diluted share), respectively, primarily recorded to reflect the cost of workforce reductions and impairment in the carrying value of property, plant, and equipment assets as a result of changes in the Company’s business in Tanzania. Please see Note 4 to the attached financial statements for more details.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income (loss) referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), operating income (loss), cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) is provided in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation, including the impact of regulations on tobacco products; product taxation; changes in the U.S. federal income tax rates and legislation; industry consolidation and evolution; changes in global supply and demand positions for tobacco products; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2018, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal years ended March 31, 2018, and March 31, 2019, which is expected to be filed later this week.

At 5:00 p.m. (Eastern Time) on May 22, 2019, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through August 22, 2019. A taped replay of the call will be available through June 5, 2019, by dialing (855) 859-2056. The confirmation number to access the replay is 8678234.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2019, were $2.2 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2019	2018	2019	2018
Sales and other operating revenues	$671,723	$607,496	$2,227,153	$2,033,947
Costs and expenses
Cost of goods sold	552,243	490,999	1,820,562	1,661,999
Selling, general and administrative expenses	57,874	56,355	225,118	201,123
Restructuring and impairment costs	857	—	20,304	—
Operating income	60,749	60,142	161,169	170,825
Equity in pretax earnings (loss) of unconsolidated affiliates	(138)	2,489	5,299	9,125
Other non-operating income (expense)	283	136	832	662
Interest income	488	324	1,532	1,686
Interest expense	4,236	3,705	17,510	15,621
Income before income taxes	57,146	59,386	151,322	166,677
Income taxes	23,454	25,064	41,188	50,509
Net income	33,692	34,322	110,134	116,168
Less: net income attributable to noncontrolling interests in subsidiaries	(2,331)	(3,804)	(6,013)	(10,506)
Net income attributable to Universal Corporation	31,361	30,518	104,121	105,662

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$1.25	$1.21	$4.14	$4.18
Diluted	$1.24	$1.20	$4.11	$4.14

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2019	2018

ASSETS
Current assets
Cash and cash equivalents	$297,556	$234,128
Accounts receivable, net	368,110	377,119
Advances to suppliers, net	106,850	122,786
Accounts receivable—unconsolidated affiliates	30,951	2,040
Inventories—at lower of cost or net realizable value:
Tobacco	629,606	679,428
Other	69,611	69,301
Prepaid income taxes	14,264	16,032
Other current assets	71,197	88,209
Total current assets	1,588,145	1,589,043

Property, plant and equipment
Land	22,952	23,180
Buildings	261,976	271,757
Machinery and equipment	608,191	634,660
	893,119	929,597
Less accumulated depreciation	(590,625)	(605,803)
	302,494	323,794
Other assets
Goodwill and other intangibles	97,994	98,927
Investments in unconsolidated affiliates	80,482	89,302
Deferred income taxes	13,357	17,118
Other noncurrent assets	50,712	50,448
	242,545	255,795

Total assets	$2,133,184	$2,168,632

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2019	2018

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$54,023	$45,421
Accounts payable and accrued expenses	145,506	163,763
Accounts payable—unconsolidated affiliates	106	16,072
Customer advances and deposits	21,675	7,021
Accrued compensation	31,372	27,886
Income taxes payable	1,066	7,557
Current portion of long-term debt	—	—
Total current liabilities	253,748	267,720

Long-term debt	368,503	369,086
Pensions and other postretirement benefits	59,257	64,843
Other long-term liabilities	43,214	45,955
Deferred income taxes	28,584	35,726
Total liabilities	753,306	783,330

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—
Common stock, no par value, 100,000,000 shares authorized, 24,989,946 shares issued and outstanding (24,930,725 at March 31, 2018)	326,600	321,559
Retained earnings	1,106,178	1,080,934
Accumulated other comprehensive loss	(95,691)	(60,064)
Total Universal Corporation shareholders' equity	1,337,087	1,342,429
Noncontrolling interests in subsidiaries	42,791	42,873
Total shareholders' equity	1,379,878	1,385,302

Total liabilities and shareholders' equity	$2,133,184	$2,168,632

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Fiscal Year Ended March 31,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$110,134	$116,168
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	37,104	34,836
Provision for losses (recoveries) on advances and guaranteed loans to suppliers	(2,339)	3,730
Inventory write-downs	4,002	7,687
Stock-based compensation expense	8,152	7,610
Foreign currency remeasurement loss (gain), net	1,786	(184)
Deferred income taxes	3,873	(11,132)
Equity in net income of unconsolidated affiliates, net of dividends	3,659	(1,521)
Restructuring and impairment costs	20,304	—
Restructuring payments	(4,014)	(315)
Other, net	5,613	(7,866)
Changes in operating assets and liabilities, net:	(23,752)	(67,768)
Net cash provided by operating activities	164,522	81,245

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(38,760)	(34,037)
Proceeds from sale of property, plant and equipment	2,061	5,194
Other	2,000	1,450
Net cash used by investing activities	(34,699)	(27,393)

Cash Flows From Financing Activities:
Issuance (repayment) of short-term debt, net	12,036	(18,159)
Issuance of long-term debt	41,147	—
Repayment of long-term debt	(41,147)	—
Dividends paid to noncontrolling interests in subsidiaries	(5,938)	(7,350)
Repurchase of common stock	(1,443)	(21,610)
Dividends paid on common stock	(69,883)	(54,699)
Proceeds from termination of interest rate swap agreements	5,428	—
Debt issuance costs and other	(5,987)	(2,828)
Net cash used by financing activities	(65,787)	(104,646)

Effect of exchange rate changes on cash	(608)	929
Net increase (decrease) in cash and cash equivalents	63,428	(49,865)
Cash and cash equivalents at beginning of year	234,128	283,993
Cash and Cash Equivalents at End of Year	$297,556	$234,128
See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands, except per share data)	2019	2018	2019	2018

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$31,361	$30,518	$104,121	$105,662

Denominator for basic earnings per share
Weighted average shares outstanding	25,137,253	25,125,776	25,129,192	25,274,975

Basic earnings per share	$1.25	$1.21	$4.14	$4.18

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	$31,361	$30,518	$104,121	$105,662

Denominator for diluted earnings per share:
Weighted average shares outstanding	25,137,253	25,125,776	25,129,192	25,274,975
Effect of dilutive securities (if conversion or exercise assumed)
Employee and outside director share-based awards	196,347	265,855	201,245	233,169
Denominator for diluted earnings per share	25,333,600	25,391,631	25,330,437	25,508,144

Diluted earnings per share	$1.24	$1.20	$4.11	$4.14

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income (loss) after allocated overhead expenses, plus equity in the pretax earnings (loss) of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands of dollars)	2019	2018	2019	2018

SALES AND OTHER OPERATING REVENUES
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$121,284	$97,247	$382,631	$308,691
Other Regions (1)	480,558	442,261	1,569,738	1,482,188
Subtotal	601,842	539,508	1,952,369	1,790,879
Other Tobacco Operations (2)	69,881	67,988	274,784	243,068
Consolidated sales and other operating revenues	$671,723	$607,496	$2,227,153	$2,033,947

OPERATING INCOME
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$2,674	$9,307	$23,069	$23,091
Other Regions (1)	54,699	48,536	151,527	146,761
Subtotal	57,373	57,843	174,596	169,852
Other Tobacco Operations (2)	4,095	4,788	12,176	10,098
Segment operating income	61,468	62,631	186,772	179,950
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	138	(2,489)	(5,299)	(9,125)
Restructuring and impairment costs (4)	(857)	—	(20,304)	—
Consolidated operating income	$60,749	$60,142	$161,169	$170,825

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as intercompany eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because the business is accounted for on the equity method and its financial results consist principally of equity in the pretax earnings of the unconsolidated affiliate.

(3)
Equity in pretax earnings (loss) of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income.

(4)	Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income.

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NOTE 4. RESTRUCTURING AND IMPAIRMENT COSTS
During the fiscal year ended March 31, 2019, Universal recorded restructuring and impairment costs related to business changes and various initiatives to adjust certain operations and reduce costs. Those costs primarily related to operations that are part of the Other Regions reportable segment of the Company's flue-cured and burley leaf tobacco operations. There were no restructuring or impairment costs recorded for the fiscal year ended March 31, 2018.
Fiscal Year Ended March 31, 2019
Universal began sourcing tobacco from Tanzania through third parties in the 1950’s. As the country became a more significant and important origin for tobacco exports, the Company established an operating subsidiary there in 1968 to enable direct procurement and, in 1997, acquired the only leaf tobacco processing facility in the country at that time through a government privatization initiative. Significant investments were made to upgrade, expand, and modernize the processing facility over the years following that acquisition. The expansion of the Company’s buying operations and the factory investments were instrumental in promoting and accommodating significant growth in Tanzanian tobacco production. Total production peaked in 2011, but has since declined more than 60%, reflecting reduced customer demand for the leaf styles grown in Tanzania, primarily due to increased costs and prices for those tobaccos in the field relative to other markets, together with declining global tobacco consumption and initiatives by major multinational cigarette manufacturers to streamline their supply chains. Given the decline in customer demand over recent crop years, as well as regulatory, tax, and other business and operating considerations, the Company undertook a formal review of the Tanzania leaf tobacco market and its operations there in the third quarter. Based on that review, the Company’s operating subsidiaries in Tanzania reduced contracted leaf purchase volumes and took specific steps to reduce operating costs going into the upcoming crop year, including actions to substantially discontinue a year-round workforce. As a result of that initiative, the subsidiaries recorded a $4.0 million restructuring charge for termination benefits paid to employees whose permanent positions were eliminated. The subsidiaries have hired employees on a seasonal basis to handle the buying, processing, and shipment of the upcoming crop.
In addition to the actions taken with respect to the workforce in Tanzania, based on its review, the Company determined that indicators of impairment in the carrying value of the property, plant and equipment comprising the Tanzania operations were present at December 31, 2018, due to the estimated decrease in production volumes, profitability, and net cash flows for the upcoming crop year, expected further reductions in subsequent crop years, and increased prospects for discontinuing processing operations or potentially exiting the Tanzania market entirely within the next several years. Accordingly, based on the applicable accounting guidance, the Company tested the recoverability of those long-lived assets using undiscounted estimates of the future cash flows from the use of those assets and their eventual disposition. The property, plant and equipment was evaluated for recoverability using two distinct asset groups: (1) the land, building, and equipment comprising the processing facility, and (2) all remaining assets, which are substantially devoted to buying and receiving delivery of unprocessed leaf from farmers and marketing and shipping the processed tobacco to customers. The recoverability tests indicated that both asset groups were impaired at December 31, 2018. As a result, the Company determined the fair value of each asset group based principally on a probability-weighting of the discounted cash flows expected under multiple operating and disposition scenarios. An impairment charge of approximately $14.6 million was recorded to reduce the carrying value of the assets to their indicated fair values. All of the property, plant and equipment assets will continue to be used in buying, processing, and shipping the upcoming crop, and they remain classified as “held and used” at this time as provided for under the accounting guidance. Should the expected cash flows from the future use and/or disposition of the assets change from the estimates on which their fair values were determined, additional impairment charges could be required, or gains or losses on any disposition of the assets could be recorded. In addition to the property, plant and equipment, the Company had goodwill related to the Tanzanian operations of approximately $0.9 million which was separately tested for recoverability and fully written off based on the results of that test.
Additional restructuring costs of approximately $0.9 million were incurred in connection with downsizing efforts at other locations around the Company during fiscal year 2019.

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Universal Corporation

A summary of the restructuring and impairment costs incurred during the fiscal year ended March 31, 2019 is as follows:

Fiscal Years Ended March 31,
2019
Restructuring Costs:
Employee termination benefits	$4,608
Other restructuring costs	223
4,831
Impairment Costs:
Property, plant, and equipment and farmer loans	14,584
Goodwill	889
$15,473
Total restructuring and impairment costs	$20,304
A reconciliation of the Company’s liability for employee termination benefits and other restructuring costs for fiscal year 2019 is as follows:

	Employee Termination Benefits	Other Costs	Total
Balance at March 31, 2018	29	—	29
Fiscal Year 2019 Activity:
Costs charged to expense	4,608	223	4,831
Payments	(4,014)	—	(4,014)
Balance at March 31, 2019	$623	$223	$846
The restructuring liability at March 31, 2019 is expected to be paid during fiscal year 2020. Universal continually reviews its business for opportunities to realize efficiencies, reduce costs, and realign its operations in response to business changes. The Company may incur additional restructuring and impairment costs in future periods as business changes occur and additional cost savings initiatives are implemented.

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